Exhibit 10.13

FINAL

FiscalNote HOLDINGS, Inc.

Severance Plan

FiscalNote Holdings, Inc., a Delaware corporation (“FiscalNote”), maintains this FiscalNote Severance Plan for eligible employees of FiscalNote and its domestic and international or legal entities (the “Company”), effective as of February 15, 2021, as amended (the “Plan”). The Plan is intended to offer severance pay and other benefits to eligible employees in the event of certain involuntary terminations of employment from the Company. The Plan, as a “severance pay arrangement” under Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA.

This document constitutes both the formal plan document and a summary of the Plan, called a Summary Plan Description (“SPD”), and describes the provisions of the Plan that are in effect as of the effective date of this Plan and thereafter. We urge you to read this SPD carefully so that you will understand the Plan as it applies to you and your family. We suggest that you keep this SPD in a safe place for future reference.

1.            Eligible Employees. An employee of the Company becomes eligible to participate in the Plan as of the date the employee is specifically designated by the Company in writing as a participant in the Plan (a “Participant” or “you”).

2.            Eligibility for Severance Benefits.

(a)            A Participant becomes eligible to receive Severance Pay (as defined in Section 3(a)) and other benefits under the Plan upon an “Involuntary Termination of Employment” (as defined in Section 2(b)), so long as the Participant—

(i)            performs all transition and other matters required of the Participant by the Company prior to Involuntary Termination of Employment;

(ii)            returns to the Company any property of the Company that has come into the Participant’s possession; and

(iii)            returns (and does not thereafter revoke), within 60 days, a signed, dated original agreement and general release in a form acceptable to the Company, in its sole and absolute discretion, under which the Participant, among other things, releases and discharges the Company from all claims and liabilities relating to the Participant’s employment with the Company and the termination of the Participant’s employment, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Equal Pay Act, ERISA, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1988, and the Older Workers Benefit Protection Act of 1990 (the “Release”).

Notwithstanding anything in this Plan to the contrary, you are not eligible to receive Plan benefits if you are receiving benefits under the FiscalNote Holdings, Inc. Change in Control Severance Plan.

(b)            “Involuntary Termination of Employment” means any termination of employment of a Participant initiated by the Company as a result of an elimination of the Participant’s position either permanently or as a result of a layoff expected to exceed 18 months. If the Participant is terminated for “Cause” (as defined in Section 2(c)), the Participant is not eligible for Severance Pay or any other benefits under the Plan.

(c)            “Cause” means any of the following events, as determined by the Company in its sole discretion:

(i)            the Participant’s refusal or willful failure to substantially perform the Participant’s duties for the Company;

(ii)            the Participant’s dishonesty, willful misconduct, misappropriation, breach of fiduciary duty, or fraud with regard to the Company;

(iii)            the Participant’s conviction of, or plea of no contest with respect to, a felony (other than a traffic violation) or any crime involving, in the sole discretion of the Company, moral turpitude;

(iv)            the Participant’s improper disclosure of proprietary information or trade secrets of the Company or its business;

(v)            the Participant’s falsification of any records or documents of the Company;

(vi)            the Participant’s intentional or gross misconduct that injures the business or reputation of the Company;

(vii)            the Participant’s illegal possession or use of a drug or narcotic on Company property; or

(viii)            the Participant’s failure to improve work performance to an acceptable level after the Participant is previously warned in writing by the Company about poor performance.

(d)            If the Participant dies before receiving any portion of the Severance Pay under the Plan, any remaining Severance Pay will be paid to the appointed administrator, executor, or personal representative of the Participant’s estate no later than the last date permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3.            Severance Benefits.

(a)            If the Participant satisfies the requirements of the Plan, including but not limited to the Participant’s execution and non-revocation of the Release, upon an Involuntary Termination of Employment, the Participant will be eligible to receive a severance benefit payable in cash (“Severance Pay”).

(b)            The amount of Severance Pay is calculated as follows:

(i)            Participants not designated by the Company as executives are entitled to two weeks of Salary (as defined in Section 3(g)) for each full year of employment with the Company up to five years of employment plus three weeks of Salary for each full year of employment over five years of employment, up to a maximum of 24 weeks of Salary; or

(ii)            Participants designated by the Company as executives are entitled to the same amount of Severance Pay as calculated for non-executives under Section 3(b)(i)—except that executives are entitled to a minimum of 12 weeks of Salary.

(c)            For Participants not designated by the Company as executives, Severance Pay is payable in a lump sum, due on the later of (i) the payroll date following the Termination Date (as defined in Section 3(h)) or (ii) the payroll date coincident with or following the date that the Participant’s Release becomes irrevocable, subject to the following conditions. Severance Pay may be paid earlier to the extent required by applicable law. In no event will Severance Pay be paid later than March 15 of the year after the year when the Termination Date occurs.

(d)            For Participants designated by the Company as executives, Severance Pay may be payable according to Section 3(c). There are two alternatives to the lump sum payout. First, the Company and the Participant may agree to a separation agreement under which 12 weeks of Salary is payable according to the Company’s ordinary payroll period for 12 weeks, beginning on the later of (i) the payroll date following the Termination Date or (ii) the payroll date coincident with or following the date that the Participant’s Release becomes irrevocable, subject to the following condition. Severance Pay may begin earlier to the extent required by applicable law. If during the 12 weeks of Severance Pay the Participant is employed by another employer, continuation of the Participant’s Salary terminates immediately, and no further Severance Pay will be due after the employment date. To the extent that the amount of a Participant’s Severance Pay exceeds 12 weeks of Salary, the excess amount is payable in a lump sum according to according to Section 3(c). In the alternative, the Company and the Participant may agree to a separation agreement under which 12 weeks of Salary is payable according to the Company’s ordinary payroll period for 12 weeks, where Participant remains employed during the 12 weeks but performs no work and the Severance Pay begins on the payroll date coincident with or following the date that the Participant’s Release becomes irrevocable, subject to the following condition. Severance Pay may begin earlier to the extent required by applicable law. To the extent that the amount of a Participant’s Severance Pay exceeds 12 weeks of Salary, the excess amount is payable in a lump sum according to according to Section 3(c)

(e)            The determination of the amount of a Participant’s Severance Pay under the Plan does not include any period of time after the Participant’s Termination Date, regardless of whether the Participant was receiving compensation from the Company or providing services to the Company during that time, as an employee, consultant, or in any other capacity.

(f)            Regardless of the amount of a Participant’s Severance Pay under the Plan, such benefit will be reduced by:

(i)            the amount of other severance or termination payments (if any) payable by the Company to the Participant under an employment contract or other arrangement on account of the Participant’s employment with the Company; and

(ii)            any payments required to be paid by the Company to the Participant under any federal or state law, including without limitation the Worker Adjustment Retraining Notification Act of 1988, as amended (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation).

(g)            “Salary” means a Participant’s final base weekly cash compensation before any salary reduction contributions to any plan or arrangement under Section 125, 132(f), or 401(k) of the Code, including commissions (where applicable), but excluding overtime, bonuses, awards, imputed income, or extraordinary payments, paid to the Participant from the Company as of the Termination Date. If the Participant is paid on a payroll period that exceeds one week, the Participant’s weekly Salary is determined by dividing such payroll period by the number of full calendar weeks within such payroll period, or such other method as determined by the Company in its sole discretion.

(h)            “Termination Date” means the Participant’s last official work day for which the Participant receives pay for service with the Company and specifically excludes any period during which a Participant receives Severance Pay.

(i)            Severance Pay is subject to federal and state income and Social Security tax withholdings and any other withholdings mandated by law.

(j)            A Participant with at least five years of employment with the Company who is eligible for Severance Pay may be offered outplacement services. The Company will notify the Participant in writing if the Participant is eligible for outplacement services. Any outplacement services will be provided no later than the last day of the second calendar year after the Termination Date. The determination of whether a Participant is entitled to outplacement services is made by the Company on a case-by-case basis, in its sole discretion. The Participant’s receipt of Severance Pay does not mean that the Participant is also eligible for outplacement services. There is no cash value placed on any outplacement services provided.

(k)            A Participant who elected to receive healthcare coverage during active employment will continue to be covered until the end of the month when the Termination Date occurs, or such earlier date specified under the Company’s group health plan.

4.            Plan Administration.

(a)            The Plan is administered by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) or, solely with respect to Plan administration matters pertaining to employees other than the Company’s “executive officers” as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended, such Company officer(s) designed by the Compensation Committee for such purpose (the “Plan Administrator”). The Plan Administrator has sole discretion and authority to interpret and make determinations and decisions with respect to the Plan, including the authority to interpret its provisions and construe all of its terms, to authorize the payment of benefits, to establish and enforce such rules and regulations as it shall deem proper for the efficient administration of the Plan, to determine eligibility for benefits under the Plan and to determine the entitlement to and amount of Severance Pay and other benefits that shall be payable to any person in accordance with the provisions of the Plan. The decision of the Plan Administrator based on the Plan and documents presented to it shall be final, conclusive and binding on all persons.

(b)            The Plan Administrator may delegate any of its duties under the Plan to such individuals or entities from time to time as it may designate.

(c)            The Plan Administrator is authorized, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.

(d)            The Plan Administrator shall utilize the records of the Company with respect to a Participant’s service with the Company, employment history, weekly Salary, absences, illnesses and all other relevant matters and such records shall be conclusive for all purposes under the Plan.

5.            Claims Procedures.

(a)            Initial Claims. In order to file a claim to receive benefits under the Plan, the Participant or an authorized representative must submit a written claim for benefits to the Plan within 60 days after the Participant’s termination of employment. Claims should be addressed and sent to:

FiscalNote Holdings, Inc.

1201 Pennsylvania Ave. NW

6th Floor

Washington, DC 20004

Attn: Director of Total Rewards

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Plan Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90 day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

(i)            the specific reason or reasons for the denial of the Participant’s claim;

(ii)            references to the specific Plan provisions on which the denial of the Participant’s claim was based;

(iii)            a description of any additional information or material required by the Plan Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(iv)            a description of the Plan’s review procedure and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

(b)            Appeal of Denied Claims. If the Participant’s claim is denied and the Participant wishes to submit a request for a review of the denied claim, the Participant or the Participant’s authorized representative must follow the procedures described below:

(i)            Upon receipt of the denied claim, the Participant (or an authorized representative) may file a request for review of the claim in writing with the Plan Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(ii)            The Participant has the right to submit in writing to the Plan Administrator any comments, documents, records or other information relating to the claim for benefits.

(iii)            The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to the claim for benefits.

(iv)            The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to the claim, without regard to whether such information was submitted or considered in the initial denial of the claim.

(c)            Plan Administrator’s Response to Appeal. The Plan Administrator will provide the Participant with written notice of its decision within 60 days after the Plan Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60 day period. In any such case, the Plan Administrator will notify the Participant in writing within the 60 day period and the final decision will be made no later than 120 days after the Plan Administrator’s receipt of the Participant’s written claim for review. The Plan Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:

(i)            the specific reason or reasons for the denial of the Participant’s claim;

(ii)            reference to the specific Plan provisions on which the denial of the Participant’s claim is based;

(iii)            a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to the claim for benefits; and

(iv)            a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

6.            Rights Under ERISA.

As an eligible employee under the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that eligible employees under the Plan will be entitled to:

(a)            Examine without charge at the Plan Administrator’s office (and at other specified locations) all plan documents and copies of all documents filed by the Plan Administrator with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

(b)            Obtain copies of all plan documents and other plan information upon written requests to the Plan Administrator. The Plan Administrator may charge a reasonable fee for the copies.

(c)            In addition to creating rights for eligible employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan:

(d)            The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interests of eligible employees.

(e)            No one, including an employer or any other person, may fire an eligible employee or otherwise discriminate against an eligible employee in any way to prevent him or her from obtaining a benefit or exercising his or her rights under ERISA.

(f)            If a claim for plan benefits is denied, a written explanation of the reason for the denial must be provided. An eligible employee has the right to have the Plan Administrator review and reconsider his or her claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and you do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to one-hundred and ten dollars ($110) per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for pay or benefits from the Plan that is denied or ignored, you may file suit in a state or federal court. If it should happen that fiduciaries misuse the Plan’s assets, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for instance, if it finds your claim to be frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. You may also obtain certain publications regarding your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

7.            Information Required by OWBPA. In certain situations, the Older Workers Benefit Protection Act of 1990 entitles you to certain information about the involuntary termination program. If the law entitles you to this information, you will find attached to the Release an exhibit containing a description of (a) any class, unit or group of individuals covered by the program, any eligibility factors for such program, and any time limits applicable to the program; (b) the job titles and ages of individuals selected for termination and the offer of severance benefits; and (c) the job titles and ages of individuals in the same job classification or organizational unit who are not selected for termination and the offer of severance benefits.

8.            Miscellaneous.

(a)            The Company shall have authority to withhold or cause to have withheld applicable income and payroll taxes from any payments made under the Plan to the extent required by law.

(b)            The Plan shall not be deemed to constitute a contract of employment or impose on the Company any obligation to retain any Participant as an employee, to continue any Participant’s current employment status or to change any employment policies of the Company, nor shall any provision hereof restrict the right of the Company to discharge any of its employees or restrict the right of any such employee to terminate the Participant’s employment with the Company.

(c)            The Plan is an unfunded employee welfare benefit plan as defined in Section 3(1) of ERISA. Severance Pay and other benefits provided for under the Plan shall be paid from the general assets of the Company if and when such Severance Pay and other benefits are owed. No Participant, employee of the Company or any other person shall have any rights to or interest in any specific assets or accounts of the Company by reason of the Plan.

(d)            It is intended that the payments and benefits set forth in Section 3 are, to the greatest extent possible, exempt from the application of Section 409A of the Code (“Section 409A”) and the Plan shall be construed and interpreted accordingly. But if the Company (or, if applicable, the successor entity thereto) determines that all or a portion of the payments and benefits provided under the Plan constitute “deferred compensation” under Section 409A and that the Participant is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the adverse personal tax consequences under Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the six-month anniversary of the Participant’s “separation from service” (as defined under Section 409A) and the Company (or the successor entity thereto, as applicable) shall (A) pay to the Participant a lump sum amount equal to the sum of the payments that the Participant would otherwise have received during such six-month period had no such delay been imposed and (B) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. To the extent required by Section 409A, any payments to be made to a Participant upon the Participant’s termination of employment shall only be made upon such Participant’s “separation from service” (as defined under Section 409A). Any payment or benefit due upon separation from service is payable after the Participant’s Release becomes irrevocable. If a new calendar year begins during the period when the Participant may sign a Release, payment will be made or begin in the new calendar year, regardless of when the Release becomes irrevocable. The Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of noncompliance with Section 409A.

(e)            The Company reserves the right, in its sole and absolute discretion, to amend, modify or terminate the Plan, in whole or in part, at any time or for any reason.

(f)            Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

(g)            The rights of a Participant under the Plan are personal. No interest of a Participant under the Plan may be assigned, transferred, seized by legal process or subjected to the claims of creditors in any way. A Participant’s rights under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance.

(h)            The Plan shall be construed according to the laws of Delaware, except as preempted by ERISA or other applicable federal law.

9.            General Information.

(a)	Name of Plan:	FiscalNote Severance Plan, a component of the FiscalNote Health and Welfare Plan

(b)	Plan Number:	501

(c)	Plan Sponsor:	FiscalNote Holdings, Inc. 1201 Pennsylvania Ave. NW 6th Floor Washington, DC 20004

(d)	Plan Sponsor’s EIN:	80-0934908

(e)	Plan Administrator:	FiscalNote Holdings, Inc. 1201 Pennsylvania Ave. NW 6th Floor Washington, DC 20004 Attn: Director of Total Rewards (202) 793-5300

(f)	Agent for Service:	FiscalNote Holdings, Inc. 1201 Pennsylvania Ave. NW 6th Floor Washington, DC 20004 Attn: Director of Total Rewards (202) 793-5300

(g)	Plan Year:	Calendar Year

[SIGNATURE PAGE FOLLOWS]

This Severance Plan, as amended, is hereby adopted as of the date first above written.

FISCALNOTE HOLDINGS, INC.

By:	/s/ Timothy Hwang

Name:	Timothy Hwang

Title:	Chief Executive Officer